Exhibit 2.1

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 28, 2021, is entered into by and between MOXIAN, INC., a Nevada corporation (“Moxian Nevada”) and Moxian (BVI) Inc, a business company limited by shares incorporated under the laws of the British Virgin Islands (“BVI”) and a wholly owned subsidiary of Moxian Nevada (“Moxian BVI”). Moxian Nevada and Moxian BVI are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, Moxian BVI was formed in the BVI on May 18, 2021, as a wholly-owned subsidiary of Moxian Nevada; and

WHEREAS, the board of directors of Moxian Nevada and the sole director of Moxian BVI deem it advisable and in the best interests of Moxian Nevada and Moxian BVI, respectively, upon the terms and subject to the conditions herein stated, that Moxian Nevada be merged with and into Moxian BVI and that Moxian BVI be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the States of Nevada which permit such merger, as follows:

ARTICLE I
MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Moxian Nevada shall be merged with and into Moxian BVI, whereupon the separate existence of Moxian Nevada shall cease and Moxian BVI shall continue as the surviving entity.

1.2 Effective Time. The Merger shall become effective on 4:30 p.m. ET, __, 2021 or such other time that the parties hereto shall have agreed upon and designated in a certificate of ownership and merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Nevada and the filing of Articles of Merger with the Secretary of State of the State of Nevada, being not later than 90 days after the time and date that this Agreement is registered with the British Virgin Islands Registrar of Companies (the “Effective Time”).

ARTICLE II
SURVIVING CORPORATION

2.1 Surviving Corporation. The name of the Surviving Corporation shall be “Moxian (BVI) Inc”, a British Virgin Islands business company limited by shares, the registered office of which is at Floor 4, Banco Popular Building, Tortola, British Virgin Islands (sometimes hereinafter referred to as the “Surviving Corporation”).

ARTICLE III
TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association of Moxian BVI in effect at the Effective Time shall be the governing documents and Memorandum of Association of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of BVI Business Companies Act, 2004, as amended (the “BVI Companies Law”).

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3.2 Articles of Association. The Articles of Association of Moxian BVI in effect at the Effective Time shall be the bylaws and Articles of Association of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of the BVI Companies Laws.

3.3 Directors. At the Effective Time the directors of Moxian BVI immediately prior to the Merger shall continue to be the directors of the Surviving Corporation, and all such directors shall hold office from the Effective Time until their respective successors have been duly appointed in the manner provided in the memorandum and articles of association of Moxian BVI or in the BVI Companies Law, or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of Moxian BVI, as the surviving company are and shall be:

(a)	Hao Qinghu

Room 911, 9/F Tower 2, Silvercord

30 Canton Road

Hong Kong SAR, China

(b)	Choong Khuat Leok
Room 911, 9/F Tower 2, Silvercord 30 Canton Road Hong Kong SAR, China
(c)	Wendy Wang Yingjie Room 911, 9/F Tower 2, Silvercord 30 Canton Road Hong Kong SAR, China
(d)	William Yap Guan Hong Room 911, 9/F Tower 2, Silvercord 30 Canton Road Hong Kong SAR, China
(e)	Zhao Yahui Room 911, 9/F Tower 2, Silvercord 30 Canton Road Hong Kong SAR, China

3.4 Officers. At the Effective Time the officers of Moxian BVI immediately prior to the Merger shall continue to be the officers of the Surviving Corporation, and all such officers shall hold office from the Effective Time until their respective successors have been duly appointed in the manner provided in the memorandum and articles of association of Moxian BVI or in the BVI Companies Law, or until their earlier death, resignation or removal.

3.5 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Plan of Merger of the Constituent Entities, upon the approval or adoption thereof by such stockholders/shareholders in accordance with the requirements of the laws of the State of Nevada and British Virgin Islands, respectively.

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3.6 Filing of the Articles of Merger in the State of Nevada. As soon as practicable after the requisite stockholder approvals referenced in Section 3.5 hereof, Moxian Nevada shall execute and deliver the Articles of Merger for filing and recording with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes, as amended.

3.7 Registration of the Plan of Merger in the British Virgin Islands. As soon as practicable after the requisite shareholder approvals referenced in Section 3.5 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, Moxian BVI will cause this Agreement as the Plan of Merger to be registered with the British Virgin Islands Registrar of Corporate Affairs in accordance with the BVI Companies Law.

ARTICLE IV
EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in Section 174 of the BVI Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, Moxian Nevada shall merge with and into Moxian BVI, with Moxian BVI being the Surviving Corporation, and the existence of Moxian Nevada shall cease except to the extent provided by the laws of the State of Nevada. All the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Entities, shall immediately vest in Moxian BVI, without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. Moxian BVI shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Entities and any existing claim, action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Entity may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of nominal or par value of US$0.001 each of Moxian Nevada issued and outstanding immediately prior thereto shall be converted into one fully paid and nonassessable ordinary share of nominal or par value of US$0.001 each in the share of Moxian BVI with substantially the same rights, powers and privileges set forth in the Memorandum and Articles of Association as the shares of the common stock of Moxian Nevada so converted, and all shares of such common stock of Moxian Nevada shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of Moxian Nevada (including convertible promissory notes) if any, whether vested or unvested, which is outstanding immediately prior to the Effective Time (collectively, the “Company Convertible Securities”) shall be assumed by Moxian BVI and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of ordinary shares of nominal or par value of US$0.001 each in Moxian BVI as the holder of such Company Convertible Securities would have been entitled to receive had such holder exercised or converted such Company Convertible Securities in full immediately prior to the Effective Time (not taking into account whether such Company Convertible Securities was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and Moxian BVI shall take all steps to ensure that a sufficient number of ordinary shares is reserved for the exercise of such Company Convertible Securities; and

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(c) immediately upon the Effective Time, the single ordinary share of Moxian BVI issued and outstanding and registered in the name of Moxian Nevada shall be surrendered by Moxian Nevada for no consideration upon which Moxian Nevada shall cease to be entitled to any rights in respect of such share and shall be removed from the register of members of Moxian BVI with respect to such share and the surrendered share shall be cancelled.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of Moxian Nevada and options, warrants or other securities of Moxian Nevada, shall be deemed to represent the respective ordinary shares of Moxian BVI and options, warrants or other securities of Moxian BVI, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Moxian BVI or its transfer agent. The registered owner of any shares in Moxian BVI shall be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of Moxian Nevada and options, warrants or other securities of Moxian BVI, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Moxian Nevada common stock entitled to vote thereon at the record date for such actions as set by the board of directors of Moxian Nevada.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the British Virgin Islands or any other country, that prohibits the consummation of the Merger.

5.3 Consents and Authorizations. Other than the filing of the Articles of Merger provided for under Section 1.2, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of Moxian Nevada, Moxian BVI or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable British Virgin Islands securities and company laws, shall have been obtained or made.

5.6 Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

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ARTICLE VI
MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by Moxian BVI or by its successors or assigns, there shall be executed and delivered on behalf of Moxian Nevada such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in Moxian BVI, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Moxian Nevada, and otherwise to carry out the purposes of this Agreement. The officers and directors of Moxian BVI are fully authorized in the name of and on behalf of Moxian Nevada, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time Moxian Nevada shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to Moxian BVI at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to Moxian Nevada required to be kept in the British Virgin Islands.

6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Moxian Nevada, if the board of directors of Moxian Nevada determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Moxian Nevada and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either Moxian Nevada or Moxian BVI, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of Moxian BVI to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOXIAN, INC. a Nevada corporation

By:	/s/ Tan Wanhong
Name:	Tan Wanhong
Title:	Chief Financial Officer and Secretary

Moxian, Inc. (BVI) a British Virgin Islands Company

By:	/s/ Tan Wanhong
Name:	Tan Wanhong
Title:	Director

Annex 1

Form of BVI Plan of Merger and Articles of Merger

Annex 2

Form of Amended and Restated Memorandum of Association

and Articles of Association of Moxian (BVI) Inc